Rex Energy Announces 2007 Year-End Proved Reserves Rose 10% to 15.9 Million Barrels of Oil Equivalent

STATE COLLEGE, Pa.--(BUSINESS WIRE)—January 21, 2008--Rex Energy Corporation (NASDAQ:REXX) announced today that its estimated total proved reserves of natural gas and crude oil as of December 31, 2007 increased 10% to 15.9 Mmboe (or 95 Bcfe), as compared with 14.5 Mmboe (or 87 Bcfe) at year-end 2006. The 2007 reserves are comprised of 18.5 Bcf of natural gas and 12.8 million barrels of crude oil. Of the 15.9 Mmboe of total proved reserves, 78% are categorized as proved developed, while 22% are proved undeveloped.

The present value of future cash flows before income taxes as of December 31, 2007, discounted at 10% (SEC PV10), totaled $392.1 million, utilizing year-end pricing of $6.79 per mcf for natural gas and $92.50 per barrel of crude oil. This represents a 96% increase over the $200.3 million of present value reported at year-end 2006. These estimates are based on an independent engineering study of Rex Energy's oil and gas properties prepared by Netherland, Sewell & Associates, Inc.

Benjamin Hulburt, CEO, stated, “We are very pleased with this increase in our proven reserves.  During 2008, we plan to continue to grow our proven reserves as we develop our extensive asset base, including our enhanced oil recovery project in the Illinois Basin and our Marcellus Shale position in the Appalachian Basin.”

About Rex Energy

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The Company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, Director of Investor Relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company's filings with the Securities and Exchange Commission, which are incorporated by reference.